EXHIBIT 23.4

Consent of Independent Auditors

The Board of Directors

Star Buffet, Inc.:

    We consent to incorporation by reference in the registration statements (No. 333-46939 and 333-50767) on Form S-8 of Star Buffet, Inc. of our report dated March 16, 2001, relating to the consolidated balance sheets of Star Buffet, Inc. and subsidiaries as of January 29, 2001 and January 31, 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for the 52-week period ended January 29, 2001, the 53-week period ended January 31, 2000 and the 52-week period ended January 25, 1999, which report appears in the January 29, 2001, annual report on Form 10-K of Star Buffet, Inc.

/s/ KPMG LLP

Salt Lake City, Utah
April 27, 2001

E-3